FORM 10f-3

                           THE BLACKROCK FUNDS

                      Record of Securities Purchased
                  Under the Trust's Rule 10f-3 Procedures

1.	Name of Purchasing Portfolio: BlackRock Long Duration
Bond Portfolio (BR-LONG)

2.	Issuer:   Target Corporation 7.000% due 2018- Cusip
87612EAU0

3.	Date of Purchase: 01/14/2008

4.	Underwriter from whom purchased:  Citigroup Global
Markets Inc.

5.	Name of Affiliated Underwriter (as defined in the
Trust's procedures) managing or participating in syndicate: Merrill Lynch, Pierce, Fenner & Smith
Incorporated

      a.  List Members of Underwriting Syndicate:
          Banc of America Securities LLC, Citigroup Global
          Markets Inc., Lehman Brothers Inc., Goldman,
          Sachs & Co., J.P. Morgan Securities Inc.,
          Merrill Lynch, Pierce, Fenner & Smith
          Incorporated, BNP Paribas Securities Corp.,
          HSBC Securities (USA) Inc., Mitsubishi
          UFJ Securities International plc, Mizuho
          Securities USA Inc., Piper Jaffray & Co.,
          Wachovia Capital Markets LLC, Wells Fargo
          Securities, LLC

6.	Aggregate principal amount purchased (out of total
offering) (if an equity offering, list aggregate number of shares purchased (out of total number of shares offered)): (BR-LONG) $250,000 out of $2,250,000,000.

7.	Aggregate principal amount purchased by funds advised
by BlackRock and any purchases by other accounts with respect to which BlackRock has investment discretion
(out of the total offering) (if an equity offering, list aggregate number of shares purchased (out of total number of shares offered)): $50,000,000 out of $2,250,000,000.

8.	Purchase price (net of fees and expenses):  $99.318

9.	Date offering commenced (if different from Date of
Purchase):

10.	Offering price at end of first day on which any sales
were made: $99.318

11.	Have the following conditions been satisfied:

                                                	Yes	No

      a.  The securities are part of an issue registered
          under the Securities Act of 1933, as amended,
          which is being offered to the public, or are
          Eligible Municipal Securities, or are securities
          sold in an Eligible Foreign Offering or are
          securities sold in an Eligible Rule 144A
          Offering or part of an issue of government
          securities.	                             _X_	___

	b.	The securities were purchased prior to the
		end of the first day on which any sales
		were made, at a price that was not more
		than the price paid by each other
		purchaser of securities in that offering
		or in any concurrent offering of the
		securities (except, in the case of an
		Eligible Foreign Offering, for any rights
		to purchase required by laws to be granted
		to existing security holders of the
		Issuer) or, if a rights offering, the
		securities were purchased on or before the
		fourth day preceding the day on which the
		rights offering terminated.               _X_  ___

	c.	The underwriting was a firm commitment
		underwriting.					_X_  ___

	d.	The commission, spread or profit was
		reasonable and fair in relation to that
		being received by others for underwriting similar securities during the same period.
	                                               _X_  ___

	e.	In respect of any securities other than
		Eligible Municipal Securities, the issuer of such securities has been in continuous operation for not less than three years (including the operations of predecessors).
	                                              _X_  ___

f.	Has the affiliated underwriter confirmed
      that it will not receive any direct or indirect
      benefit as a result of BlackRock's participation
      in the offering?		                     _X_   ___



Received from:  Justin Lott
Date:  2/05/081